Exhibit 10.25

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into by and among CRIIMI MAE Inc. (the “Company”), a Maryland corporation, CRIIMI MAE Management, Inc. (“CM Management”), a Maryland corporation, and Barry S. Blattman (the “Executive”) and shall be effective as of February 1, 2005 (the “Effective Date”).

1.                                       Term.  This Agreement shall be effective for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, subject to earlier termination in accordance with the terms of this Agreement (the “Term”).  The Term shall be automatically renewed for a three-year period upon the occurrence of a Change in Control (as defined below).

2.                                       Change in Control Benefits.

(a)                                  If within two years of a Change in Control the Executive’s employment with the Company and/or CM Management is terminated by the Company or CM Management (as applicable) without Cause (as defined below) or by the Executive for Good Reason (as defined below), the Company and CM Management shall be relieved of any further salary or compensation payments to the Executive other than as expressly provided in this Paragraph 2.  Notwithstanding the preceding sentence, in return for the execution and delivery by the Executive of a general release and waiver of claims in favor of the Company and its affiliates, the Executive shall promptly receive from the Company and/or CM Management a lump sum severance payment (subject to appropriate payroll and tax withholding and deductions) equal in amount to $2,500,000.

(b)                                 Notwithstanding the preceding paragraph, immediately upon a Change in Control, any equity awards granted to the Executive that have not yet become vested, exercisable or unrestricted (as applicable) as of the date of such Change in Control shall become vested, exercisable or unrestricted (as applicable, and subject to appropriate withholding and deductions).

(c)                                  The foregoing severance payment and benefits shall be in lieu of any other severance payment or severance benefit (other than the payment of accrued but unpaid salary and vacation benefits through the date of termination and a pro rata portion of any accrued but unpaid minimum annual bonus for the year of such termination) under any plan, policy or practice of the Company or under any employment agreement, employment letter, severance agreement or other understanding between the Company or CM Management and the Executive (collectively, any “Other Agreement”).  Notwithstanding the preceding sentence, Executive will continue to be entitled to officer indemnification and shall be covered by both the Company’s directors and officers insurance and the indemnification provisions contained in the Certificate of Incorporation and/or By-laws of the Company irrespective of whether he is employed by the Company or CM Management at the time of the assertion of any liability against him.  Executive will also continue to be entitled only to such other benefits as are required by law to survive his employment.  If it shall be determined that any payment or benefit provided to the Executive would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed by Section 4999 of the Code, then the cash payment provided to the Executive hereunder shall be reduced such that, after the deduction of appropriate payroll and tax withholding (including any such excise tax) from all “parachute payments” (as defined in the Code) provided to the Executive, the Executive shall receive aggregate payments and benefits with the greatest net present value.

(d)                                 The termination of the Executive’s employment with the Company or CM Management shall not affect any of the obligations of the Executive, the Company or CM Management that may arise under Paragraph 3 below.

(e)                                  Notwithstanding any provision of this Agreement to the contrary, the obligation of the Company to make the payment described in paragraph (a) is expressly conditioned upon the Executive delivering to the Corporation evidence satisfactory to the Corporation that Brascan Real Estate Financial Partners LLC and its affiliates have waived any claims that they may have to receive, directly or indirectly, any portion of such payment.

3.                                       Nonsolicitation, Developments, Nondisparagement and Confidentiality.  In consideration for the benefits provided pursuant to this Agreement, the Executive agrees:

(a)                                  During the Term and for a period of two years following the termination of the Executive’s employment with the Company and CM Management, he will not, directly or indirectly, (i) induce or attempt to induce, any employees or agents of the Company and/or any of its affiliates to do anything from which the Executive is restricted by reason of this Agreement, or (ii) offer or aid others to offer employment to any employees or agents of the Company and/or its any of its affiliates.

(b)                                 The Executive, the Company and CM Management agree that, during the Term and following the termination of the Term, no party will disparage the other, including the Company’s affiliates, products, services, customers, clients, counterparties, officers, directors, employees, former employees, representatives and agents, in any way whatsoever.

(c)                                  All data, concepts, ideas, designs, findings, discoveries, inventions, improvements, advances, methods, formulas, plans, programs (computer or otherwise), practices, techniques, developments and relationships with customers and prospective customers relating in any way to the present products, services, or business of the Company, CM Management and their affiliates (collectively “Developments”) that the Executive first conceived, made, invented or suggested during or as a result of his employment by the Company or CM Management, whether acting alone or in conjunction with others, shall be the sole and absolute property of the Company and/or CM Management (as applicable) free of any rights of any kind on the part of the Executive.  The Executive shall promptly make full disclosure of all Developments to the Company.  The Executive agrees to do all acts and things (including, among others, the execution and delivery of patent and copyright applications and instruments of assignment)

deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of his rights, if any, to such Developments.

(d)                                 The Executive recognizes that, in connection with his employment by the Company and CM Management, he may learn of, and/or it may be desirable or necessary for the Company and CM Management to disclose to him oral or written confidential information (“Confidential Information”).  The Executive understands that Confidential Information is valuable and proprietary to the Company and CM Management (or to third parties that have entrusted the Confidential Information to the Company and CM Management).  The Executive agrees that, except as required by his employment with the Company and CM Management or by order of a court of competent jurisdiction, he will not at any time, directly or indirectly, use, publish, communicate, describe, disseminate, or otherwise disclose Confidential Information to any person or entity without the express prior written consent of the Company.  The term Confidential Information shall include, but shall not be limited to:  (i) customer and client lists, asset lists, lists of potential customers, clients or properties and details of agreements with customers or regarding assets; (ii) acquisition, expansion, marketing, financial and other business information and plans of the Company and CM Management; (iii) research and development; (iv) data compiled by the Company and CM Management; (v) computer programs; (vi) sources of supply; (vii) Confidential Information developed by specialized consultants or contractors for the Company and CM Management; (viii) purchasing, operating, servicing and other cost data; (ix) special customer needs, cost and pricing data; and (x) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by the Company or CM Management as Confidential Information, as well as such information that is the subject of meetings and discussions and not recorded.  Notwithstanding anything in this subparagraph 3(d), Confidential Information shall not include the contents of Executive’s rolodex or his Microsoft contacts file.  Confidential Information also shall not include such information that is generally available to the public (other than as a result of a disclosure by the Executive) or that is disclosed to the Executive by a third party under no obligation to keep such information confidential.

(e)                                  Upon the termination of the Executive’s employment with the Company and CM Management or upon the Company’s request prior to such termination, whichever is sooner, the Executive shall immediately deliver to the Company all plans, designs, listings, manuals, records, notebooks, and similar repositories of or containing Confidential Information or other documents and data relating to the Company’s and CM Management’s products, services, or business then in the Executive’s possession or control or available from other persons receiving such documents from the Executive, whether prepared by the Executive or others.  The Executive shall not retain any copies or abstracts of any such documents.  Upon the termination of the Executive’s employment with the Company and CM Management, the Executive shall immediately deliver to the Company all the property of the Company and CM Management in his possession or control including, but not limited to, computer(s) and office equipment.

(f)                                    Any substantial or material breach by the Executive of any of the obligations set forth in this Paragraph 3 shall terminate any further obligations that the Company or CM Management may have relative to providing compensation or benefits to the Executive and shall result in the immediate expiration and voiding of any outstanding options, rights and other awards, vested or unvested.

4.                                       Definitions.

(a)                                  “Cause” shall exist only if, after reasonable investigation, a majority of the Board of Directors of the Company (the “Board”), after providing the Executive (and his counsel, if he so chooses) a reasonable opportunity to be heard, finds that one or more of the following conditions exists:  (i) an act or acts of personal dishonesty or misrepresentation made by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company or CM Management; (ii) demonstrably willful and deliberate violations by the Executive of the Executive’s obligations under this Agreement; (iii) the Executive’s gross neglect (other than any such failure resulting from incapacity due to physical or mental illness) or gross misconduct in carrying out his duties resulting, in either case, in material economic harm to the Company or CM Management; (iv) the final, non-appealable conviction by a court of law of, or plea of nolo contendere by, the Executive of a felony.

(b)                                 A “Change in Control” shall mean the occurrence during the Term of any one of the following events:

(i)                                     An acquisition (other than directly from the Company) of any shares of the Common Stock of the Company (“Common Shares”) or other voting securities of the Company by any “Person” (for purposes of this Section only, as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (i) the then outstanding Common Shares or (ii) the combined voting power of the Company’s then outstanding voting securities entitled to vote for the election of directors, trustees or their equivalent (the “Voting Securities”); provided, however, that in determining whether a Change in Control has occurred, Common Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.  A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined); or

(ii)                                  The individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”), (i) cease for any reason (including, without limitation, any increase or decrease in the size of the Board) to constitute at least a majority of the members of the Board, or (ii) following a Merger (as hereinafter defined), do not constitute at least a majority of the Board of Directors or its equivalent of (x) the Surviving Corporation (as hereinafter defined), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation (as hereinafter defined); provided, however, that if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii)                               The consummation of:

(A)                              A merger, consolidation, reorganization or joint venture with or into the Company or a direct or indirect subsidiary of the Company or in which securities of the Company are issued (a “Merger”), unless the Merger is a “Non-Control Transaction.”  A “Non-Control Transaction” shall mean:

(I)                                    the shareholders of the Company immediately before such Merger own directly or indirectly immediately following the Merger, in substantially similar proportion as among such shareholders immediately before the Merger, at least fifty percent (50%) of the outstanding common shares and the combined voting power of the outstanding voting securities of (x) the corporation or entity resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another corporation or entity (such other corporation or entity, or group of corporations or entities, being hereinafter called a “Parent Corporation”), or (y) if there is one or more Parent Corporations, the Parent Corporation;

(II)                                the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Merger constitute at least a majority of the members of the Board of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by a Parent Corporation, or (y) if there is one or more Parent Corporations, the Parent Corporation; and

(III)                            no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Common Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common shares of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the Parent Corporation.

(B)                                A complete liquidation or dissolution of the Company; or

(C)                                The sale or other disposition of all or substantially all the assets of the Company and its subsidiaries taken as a whole to any Person or group of Persons in a single transaction or series of transactions (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s shareholders of the stock of a Related Entity or any other assets); or

(iv)                              Any change in the constitution, capitalization, terms or conditions of the Preferred Stock of the Company that results in a Change on Control as described in subparagraphs 4(b)(i), (ii) and (iii) above; or

(v)                                 Any transaction or event that causes or results in the Company becoming an externally managed real estate investment trust.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Shares or Voting Securities as a result of the acquisition of Common Shares or Voting Securities by the Company which, by reducing the number of Common Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Common Shares or Voting Securities which increases the percentage of the then outstanding Common Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(c)                                  “Good Reason” will exist only upon (i) any material adverse change in the Executive’s titles, powers, responsibilities, authorities or reporting relationships, (ii) any material breach by the Company of any provision of this Agreement or any Other Agreement, (iii) any reduction in the Executive’s base compensation (including, without limitation, any guaranteed minimum cash or equity bonuses or awards), or (iv) the relocation of the Executive’s principal place of performance from its location on the date hereof in New York, New York (or such other location within the New York metropolitan area within a reasonable commuting distance from the Executive’s residence in Armonk, New York), in each case which occurs without the Executive’s prior written consent and which is not fully corrected by the Company within 30 days of written notice to the Board.

5.                                       Full Settlement.  The obligation of the Company and/or CM Management to make the payments or grant the benefits provided for in this Agreement and otherwise to perform its or their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or CM Management may have against the Executive or others, except as otherwise provided in this Agreement.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable or benefits granted to the Executive under any of the provisions of this Agreement and such amounts or benefits shall not be reduced because the Executive obtains other employment, except as otherwise provided in this Agreement.

6.                                       Applicable Law.  Any question as to the scope, interpretation and effect of this Agreement will be resolved under the substantive and procedural laws of the State of Maryland and the United States.

7.                                       Enforceability.  All provisions and portions of this Agreement are severable.  If any provision or portion of this Agreement or the application of any provision or portion of the Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and effect and shall continue to be enforceable to the fullest and greatest extent permitted by law.

8.                                       No Representations.  The Executive agrees that no promises, other than the promises in this Agreement, have been made to him by or on behalf of the Company or CM Management.  He agrees that in executing this Agreement he is not relying upon any statement or representation, other than those set forth herein, made by or on behalf of the Company or CM Management concerning his employment by the Company or CM Management.

9.                                       Successors.

(a)                                  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company, CM Management and their successors and assigns.

(c)                                  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

CRIIMI MAE INC.

By:	/s/ Mark Libera
Mark Libera
Vice President and General Counsel

CRIIMI MAE MANAGEMENT, INC.

By:	/s/ Mark Libera
Mark Libera
Vice President and General Counsel

EXECUTIVE

/s/ Barry S. Blattman
Barry S. Blattman